EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    -----------------------------------------

                                                          Three Months Ended
                                                            March 31, 1997
                                                         --------------------
                                                      (000's, Except Share Data)

Weighted average number of common shares outstanding                6,187,305

Assuming exercise of options reduced by the number
      of shares which could have been purchased with the
         proceeds from exercise of such options                       445,287
                                                                   ----------
Weighted average common and common equivalent shares                6,632,592
                                                                   ==========
Net income                                                         $    2,332

Less:  Preferred stock dividend requirements                               34
                                                                   ----------
Net income available to common shareholders                        $    2,298
                                                                   ==========

Net income per common and common equivalent share                  $     0.35
                                                                   ==========